Exhibit 99.1

Ryerson Reports Second Quarter 2026 Results

Exceeded top line guidance, improved profitability, and grew book value of equity while delivering targeted second-quarter synergies and building momentum toward exceeding our first-year synergy run-rate target

CHICAGO – July 29, 2026 – Ryerson Holding Corporation (NYSE: RYZ), a leading value-added processor and distributor of industrial metals, today reported results for the second quarter ended June 30, 2026.

Highlights:

•
Generated revenue of $2.01 billion in the second quarter, Ryerson’s first full reporting period following the February 13, 2026 merger with Olympic Steel, Inc., exceeding the Company’s previously provided revenue guidance range with total tons shipped 22.6% higher and average selling prices 4.5% higher sequentially. Excluding Olympic Steel, which generated $564 million of revenue during the quarter, same-store revenue was $1.44 billion, with average selling prices 7.2% higher and tons shipped 4.0% higher quarter-over-quarter.
•
Delivered second quarter net income1 of $15.5 million, or $0.30 per share, and Adjusted EBITDA, excl. LIFO2 of $101.0 million, $23.5 million of which was attributable to Olympic Steel.
•
Realized approximately $5 million in second quarter synergy attainment and expects to realize $13 to $14 million in third quarter synergies, or $52 to $56 million on an annualized run-rate basis, positioning the Company to exceed its $40 million first-year annual run-rate synergy target ahead of schedule.
•
Ended the second quarter with total Company debt of $955 million and net debt3 of $913 million, an increase of $47 million and $30 million, respectively, driven by higher working capital requirements supporting higher revenue generation.
•
Returned $10.5 million to stockholders during the quarter, comprised of $9.7 million in dividends and $0.8 million in share repurchases.

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q2 2026	Q1 2026	Q2 2025	QoQ	YoY	1H 2026	1H 2025	YoY

Revenue	$2,006.2	$1,566.5	$1,169.3	28.1%	71.6%	$3,572.7	$2,305.0	55.0%
Tons shipped	804	656	501	22.6%	60.5%	1,460	1,001	45.9%
Average selling price/ton	$2,495	$2,388	$2,334	4.5%	6.9%	$2,447	$2,303	6.3%
Gross margin	17.7%	18.4%	17.9%	-70 bps	-20 bps	18.0%	18.0%	0 bps
Gross margin, excl. LIFO(2)	18.6%	19.1%	19.0%	-50 bps	-40 bps	18.8%	18.8%	0 bps
Warehousing, delivery, selling, general, and administrative expenses	$320.3	$265.2	$201.8	20.8%	58.7%	$585.5	$403.9	45.0%
As a percentage of revenue	16.0%	16.9%	17.3%	-90 bps	-130 bps	16.4%	17.5%	-110 bps
Net income (loss) attributable to Ryerson Holding Corporation	$15.5	$4.5	$1.9	244.4%	715.8%	$20.0	$(3.7)	640.5%
Diluted earnings (loss) per share	$0.30	$0.10	$0.06	$0.20	$0.24	$0.42	$(0.12)	$0.54
Adjusted diluted earnings (loss) per share	$0.52	$0.30	$0.08	$0.22	$0.44	$0.85	$(0.10)	$0.95
Adj. EBITDA, excl. LIFO	$101.0	$67.4	$45.0	49.9%	124.4%	$168.4	$77.8	116.5%
Adj. EBITDA, excl. LIFO margin	5.0%	4.3%	3.8%	70 bps	120 bps	4.7%	3.4%	130 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$955.2	$907.7	$510.2	5.2%	87.2%	$955.2	$510.2	87.2%
Cash and cash equivalents	$41.9	$25.1	$30.8	66.9%	36.0%	$41.9	$30.8	36.0%
Net debt	$913.3	$882.6	$479.4	3.5%	90.5%	$913.3	$479.4	90.5%
Net debt / LTM Adj. EBITDA, excl. LIFO	4.0x	5.1x	4.4x	(1.1x)	(0.4x)	4.0x	4.4x	(0.4x)
Cash conversion cycle (days)	70.9	66.9	66.3	4.0	4.6	66.7	66.7	—
Net cash provided by (used in) operating activities	$(5.6)	$(152.2)	$6.7	$146.6	$(12.3)	$(157.8)	$(2.4)	$(155.4)

Management Commentary

Eddie Lehner, Ryerson’s Chief Executive Officer & Director, said, “Despite a high-friction economy, Ryerson delivered a promising second quarter by exceeding our revenue, shipment, and Adjusted EBITDA, excl. LIFO guidance expectations as the positively impactful validations of the Ryerson-Olympic merger are proving out all-around and every day. We generated improved sequential and year-over-year net income while realizing encouraging transactional order and market share growth, productivity gains, and synergy attainment. These results were delivered in an asymmetric but better industrial demand environment, highlighted by strong artificial intelligence driven increases in business investment, juxtaposed with somewhat stilted traditional vertical markets, as well as some supply-side capacity constraints in mill production and truck based delivery. I want to thank all of my Ryerson Family of Companies teammates for their exemplary execution in the quarter and commitment to delivering great customer experiences across our network of intelligently connected value-added service centers. Most importantly, we are building enhanced value accretion capabilities throughout our post-merger combined companies to the betterment of all Ryerson stakeholders."

Rick Marabito, Ryerson’s President, Chief Operating Officer & Director added, “Our teams executed well for our customers in the second quarter while continuing to advance the integration of Ryerson and Olympic Steel. In this market environment, customers are increasingly valuing product availability, reliability, processing capability, and speed of response, and we believe our expanded scale positions us better to meet those needs. We realized our targeted synergies for the quarter and are now expecting to exceed our first-year annual run-rate synergy goal thanks to the execution and teamwork taking place across the combined enterprise. We are encouraged by how naturally our teams are working together with a shared purpose. We are seeing the collaboration across our teams and geographies create new opportunities, solve customer needs faster, and improve the customer experience across the organization.”

Second Quarter Results

In its first full quarter together with Olympic Steel, Ryerson generated net sales of $2.01 billion, an increase of 28.1% compared to the previous quarter, which only included six weeks of Olympic Steel's results. Total Company tons shipped increased by 22.6% and average selling prices increased by 4.5% quarter-over-quarter. Excluding the impact of Olympic Steel, which generated $564 million of revenue during the quarter, second quarter same-store net sales were $1.44 billion, an increase of 11.5% quarter-over-quarter with average selling prices 7.2% higher and tons sold 4.0% higher. Year-over-year, same-store net sales increased by 23.3% with tons shipped 8.6% higher and average selling prices 13.6% higher. Demand conditions in the second quarter were constructive but uneven as secular strength in data center and power generation projects continued to support activity while other end-markets, such as those more sensitive to interest rates and inflation, remained cautious. At the same time, U.S. industrial metals prices reached multi-year highs during the quarter, with carbon products supported by tight domestic supply, extended lead times, cyclical momentum, and multi-year lows in service center inventories. Aluminum prices and Midwest premiums also rose meaningfully during the quarter, largely due to supply disruptions in the Middle East, while nickel prices remained volatile.

During the second quarter, purchase accounting related to the Olympic Steel merger increased the fair market value of acquired inventory, resulting in a one-time $15.7 million charge to cost of materials sold as acquired inventory was sold during the period. As a result, second quarter gross margin contracted by 70 basis points to 17.7% compared to 18.4% in the prior quarter. Excluding this purchase accounting adjustment, gross margin expanded marginally during the quarter by 10 basis points to 18.5%. Also reflective of the rising price environment, LIFO expense for the second quarter was $17.0 million, compared to $10.0 million in the prior quarter. Excluding the impacts of LIFO and purchase accounting, gross margin expanded by 20 basis points to 19.3% in the second quarter of 2026 compared to gross margin, excluding LIFO of 19.1% in the first quarter of 2026.

Second quarter total Company warehousing, delivery, selling, general, and administrative expenses were $320.3 million, an increase of 20.8% compared to $265.2 million in the prior quarter. Excluding Olympic Steel, same-store warehousing, delivery, selling, general, and administrative expenses were $218.7 million in the second quarter, relatively flat compared to $217.6 million in the prior quarter, or down as a percentage of sales from 16.8% to 15.2%. On a per ton basis, total Company warehousing, delivery, selling, general, and administrative expenses were $398 per ton in the second quarter, or $402 per ton on a same-store basis, compared to $404 per ton and $416 per ton, respectively, in the previous periods.

Net income attributable to Ryerson Holding Corporation for the second quarter of 2026 was $15.5 million, or $0.30 per diluted share, compared to net income of $4.5 million, or $0.10 per diluted share, for the previous quarter and $1.9 million, or $0.06 per diluted share, in the second quarter of 2025. After removing the impact of purchase accounting adjustments, an insurance settlement gain, advisory service fees, and impairment charges on assets as well as the related income tax benefits of these items, Ryerson's second quarter Adjusted Net Income was $27.6 million, or $0.52 per diluted share. Adjusted EBITDA, excluding LIFO was $101.0 million in the second quarter of 2026 compared to $67.4 million in the first quarter of 2026 and $45.0 million in the year-ago period. On a same-store basis, excluding Olympic Steel's contributions, Ryerson generated Adjusted EBITDA, excluding LIFO of $77.5 million in the second quarter of 2026, compared to $54.9 million in the prior quarter.

Olympic Steel Integration & Financial Results

In the second quarter, Ryerson realized approximately $5 million of synergy benefits through procurement, efficiency, network optimization, and commercial enhancement actions. As these actions scale across the organization and the Company advances the next phase of its integration strategy, management expects third quarter synergy benefits to increase to approximately $13 million to $14 million, or approximately $52 to $56 million on an annualized run-rate basis. This projected realization is expected to position Ryerson to exceed its $40 million first-year annualized run-rate synergy target ahead of schedule, and the Company continues to track toward its $120 million two-year annualized run-rate synergy target.

Olympic Steel contributed $564.2 million of revenue and $23.5 million of Adjusted EBITDA, excluding LIFO, to Ryerson's results during the second quarter, exceeding management’s expectations of $21 to $23 million in Adjusted EBITDA, excluding LIFO.

Liquidity & Debt Management

Ryerson used $5.6 million in cash from operations in the second quarter as net income generation was offset by increased receivables and inventory investment. This compares to a use of cash from operating activities of $152.2 million in the first quarter of 2026. The Company ended the second quarter of 2026 with debt of $955 million and net debt of $913 million, an increase of $47 million and $30 million, respectively, compared to the first quarter of 2026 driven by higher working capital requirements.

Global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, increased to $757 million as of June 30, 2026 compared to $618 million as of March 31, 2026, reflective of the Company's increased borrowing base from higher working capital.

Stockholder Return Activity

Dividends. On July 29, 2026, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on September 17, 2026, to stockholders of record as of September 3, 2026. During the second quarter of 2026, Ryerson’s quarterly dividend was of the same amount and represented a total cash return to stockholders of $9.7 million.

Share Repurchases and Authorization. Ryerson returned $0.8 million to stockholders in the form of share repurchases during the second quarter through the opportunistic repurchase of approximately 39,000 shares in the open market. As these repurchases occurred before the new authorization became effective, the full $100 million share repurchase authorization approved by the Board of Directors on May 6th remains available through April 30th, 2028.

Outlook Commentary

In the third quarter of 2026, the Company expects that shipments will decline sequentially by 3% to 5% from second quarter levels, in-line with normal seasonality patterns. The Company also anticipates that average selling prices will be flat to up by 2% as carbon pricing is expected to remain supported and offset recent LME driven corrections in stainless and aluminum pricing. Net sales are therefore expected to be in the range of $1.87 billion to $1.95 billion. Ryerson also anticipates that as higher cost inventory continues to come into the market, margin pressure will increase given program customer price lags and some non-ferrous average selling price reversion. The Company also expects to recognize approximately $5 to $7 million of additional inventory purchase accounting charges through the end of the year as it sells through the remaining acquired inventory. Excluding these inventory purchase accounting adjustments, net income generation for the third quarter of 2026 is expected to be in the range of $19 to $21 million, or $0.37 to $0.40 per diluted share, with LIFO expense between $16 and $18 million. Third quarter Adjusted EBITDA, excluding LIFO is expected to be in the range of $88 to $92 million, inclusive of Olympic Steel's expected contribution of $21 to $23 million.

Same-store Key Financial Metrics Reconciliation

			Ryerson
	Olympic Steel	Ryerson	Holding
	Period from	same-store	Corporation
(Dollars in millions, tons in thousands)	2/13/26 - 6/30/26	Six months ended June 30, 2026
Tons shipped	393	1,067	1,460
Net sales	$836.9	$2,735.8	$3,572.7
Gross margin, excluding LIFO expense	18.1%	19.0%	18.8%
Warehousing, delivery, selling, general & administrative expenses	$149.2	$436.3	$585.5
Expense % of sales	17.8%	15.9%	16.4%
Adjusted EBITDA, excluding LIFO expense	$36.0	$132.4	$168.4
Adjusted EBITDA, excluding LIFO expense % of sales	4.3%	4.8%	4.7%

Second Quarter 2026 Major Product Metrics
Net Sales (millions)
	Q2 2026	Q1 2026	Q2 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,094	$793	$578	38.0%	89.3%
Aluminum	$434	$350	$306	24.0%	41.8%
Stainless Steel	$444	$376	$271	18.1%	63.8%

Tons Shipped (thousands)
	Q2 2026	Q1 2026	Q2 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	653	521	391	25.3%	67.0%
Aluminum	55	48	50	14.6%	10.0%
Stainless Steel	87	77	60	13.0%	45.0%

Average Selling Prices (per ton)
	Q2 2026	Q1 2026	Q2 2025	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,675	$1,522	$1,478	10.1%	13.3%
Aluminum	$7,891	$7,292	$6,120	8.2%	28.9%
Stainless Steel	$5,103	$4,883	$4,517	4.5%	13.0%

First Half 2026 Major Product Metrics
		Net Sales (millions)
		1H 2026	1H 2025	Year-over-year

Carbon Steel		$1,887	$1,141	65.4%
Aluminum		$784	$581	34.9%
Stainless Steel		$820	$552	48.6%

		Tons Shipped (thousands)
		1H 2026	1H 2025	Year-over-year

Carbon Steel		1,174	780	50.5%
Aluminum		103	98	5.1%
Stainless Steel		164	121	35.5%

		Average Selling Prices (per ton)
		1H 2026	1H 2025	Year-over-year

Carbon Steel		$1,607	$1,463	9.9%
Aluminum		$7,612	$5,929	28.4%
Stainless Steel		$5,000	$4,562	9.6%

Note: product table excludes "other" products, which represent approximately 3% of sales

Earnings Call Information

Ryerson will host a conference call to discuss second quarter 2026 financial results for the period ended June 30, 2026, on Thursday, July 30, 2026, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson, together with Olympic Steel, has approximately 6,500 employees and approximately 150 locations. Visit Ryerson at www.ryerson.com.

Ryerson Investor Relations:

investorinfo@ryerson.com

Notes:

1Net income attributable to Ryerson Holding Corporation

2For EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO and gross margin, excluding LIFO please see Schedule 2

3Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer
The contents herein are provided for general information purposes only and do not constitute an offer to sell or purchase, or a solicitation of an offer to purchase, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or purchase, or a solicitation of an offer to purchase, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Ryerson’s current views about future events. Such forward-looking statements include, without limitation, statements about the benefits of the merger involving Ryerson and Olympic Steel, including future financial and operating results, expected synergies, Ryerson’s plans, objectives, expectations, and intentions, and other statements that are not historical facts. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates, and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the risk that the businesses will not be integrated successfully or will be more costly or difficult than expected; the risk that the cost savings and any other synergies may not be fully realized or may take longer to realize than expected, or that the merger may be less accretive than expected; the risk that the merger will not provide stockholders with increased earnings potential; the risk that increases to earnings, margins, and cash flows may not be as large as expected or many not occur at all; Ryerson and Olympic Steel may not be able to increase commercial growth, cross-sell, or expand geographically, and scale the combined businesses as expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the diversion of management time from ongoing business operations and opportunities as a result of the merger; the risk of adverse reactions or changes to business or employee relationships resulting from the merger; adverse economic conditions; highly cyclical fluctuations resulting from, among others, seasonality, market uncertainty, and costs of goods sold; the Company’s ability to remain competitive and maintain market share in the highly competitive and fragmented metals distribution industry; managing the costs of purchased metals relative to the price at which each company sells its products during periods of rapid price escalation or deflation; customer, supplier, and competitor consolidation, bankruptcy, or insolvency; the impairment of goodwill that could result from, among other things, volatility in the markets in which each company operates; the impact of geopolitical events; future funding for postretirement employee benefits may require substantial payments from current cash flow; the regulatory and other operational risks associated with our operations located outside of the United States; the adequacy of the Company’s efforts to mitigate cyber security risks and threats; reduced production schedules, layoffs, or work stoppages by each company’s own, its suppliers’, or customers’ personnel; any underfunding of certain employee retirement benefit plans and the actual costs exceeding current estimates; prolonged disruption of the Company’s processing centers; failure to manage potential conflicts of interest between or among customers or suppliers of each company; unanticipated changes to, or any inability to hire and retain key personnel at either company; currency exchange rate fluctuations; the incurrence of substantial costs of liabilities to comply with, or as a result of, violations of environmental laws; the risk of product liability claims; the Company’s indebtedness or covenants in the instruments governing such indebtedness; the influence of a single investor group over the Company’s policies and procedures; and other risks inherent in Ryerson’s business and other factors described in Ryerson’s filings with the Securities and Exchange Commission. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by Ryerson. If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

Forward-looking statements are based on the estimates and opinions of management as of the date of this communication; subsequent events and developments may cause their assessments to change. Ryerson does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law and they specifically disclaim any obligation to do so. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2026		2025	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2026	2025

NET SALES	$2,006.2	$1,566.5	$1,169.3	$3,572.7	$2,305.0
Cost of materials sold	1,651.0	1,277.7	959.9	2,928.7	1,891.2
Gross profit	355.2	288.8	209.4	644.0	413.8
Warehousing, delivery, selling, general, and administrative	320.3	265.2	201.8	585.5	403.9
Impairment charges on assets	0.5	0.4	1.8	0.9	1.8
OPERATING PROFIT	34.4	23.2	5.8	57.6	8.1
Other income and (expense), net	1.9	1.7	(2.3)	3.6	(2.0)
Interest and other expense on debt	(14.3)	(11.7)	(9.8)	(26.0)	(19.3)
INCOME (LOSS) BEFORE INCOME TAXES	22.0	13.2	(6.3)	35.2	(13.2)
Provision (benefit) for income taxes	6.0	8.2	(8.4)	14.2	(10.0)
NET INCOME (LOSS)	16.0	5.0	2.1	21.0	(3.2)
Less: Net income attributable to noncontrolling interest	0.5	0.5	0.2	1.0	0.5
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$15.5	$4.5	$1.9	$20.0	$(3.7)
EARNINGS (LOSS) PER SHARE
Basic	$0.30	$0.11	$0.06	$0.42	$(0.12)
Diluted	$0.30	$0.10	$0.06	$0.42	$(0.12)
Shares outstanding - basic	51.9	42.4	32.2	47.2	32.0
Shares outstanding - diluted	52.6	43.2	32.4	47.9	32.0

Dividends declared per share	$0.1875	$0.1875	$0.1875	$0.375	$0.375

Supplemental Data :
Tons shipped (000)	804	656	501	1,460	1,001
Shipping days	64	63	64	127	127
Average selling price/ton	$2,495	$2,388	$2,334	$2,447	$2,303
Gross profit/ton	442	440	418	441	413
Operating profit/ton	43	35	12	39	8
LIFO expense per ton	21	15	26	18	20
LIFO expense	17.0	10.0	13.2	27.0	20.0
Depreciation and amortization expense	31.7	23.4	19.4	55.1	38.6
Cash flow provided by (used in) operating activities	(5.6)	(152.2)	6.7	(157.8)	(2.4)
Capital expenditures	(16.3)	(12.2)	(9.9)	(28.5)	(17.9)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for Third Quarter 2026 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	June 30,	December 31,
	2026	2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$41.9	$26.9
Restricted cash	1.4	0.9
Receivables, less provisions of $2.4 at June 30, 2026 and $2.7 at December 31, 2025	927.2	460.8
Inventories	1,193.7	648.3
Prepaid expenses and other current assets	102.4	85.9
Total current assets	2,266.6	1,222.8
Property, plant, and equipment, at cost	1,528.7	1,179.8
Less: accumulated depreciation	606.9	570.0
Property, plant, and equipment, net	921.8	609.8
Operating lease assets	343.8	323.9
Other intangible assets	81.8	58.2
Goodwill	164.4	161.5
Deferred charges and other assets	63.3	28.5
Total assets	$3,841.7	$2,404.7
Liabilities
Current liabilities:
Accounts payable	$788.1	$516.0
Salaries, wages, and commissions	76.6	40.5
Other accrued liabilities	115.0	72.0
Short-term debt	2.6	1.9
Current portion of operating lease liabilities	41.7	34.0
Current portion of deferred employee benefits	3.6	3.7
Total current liabilities	1,027.6	668.1
Long-term debt	952.6	461.2
Deferred employee benefits	89.1	70.2
Noncurrent operating lease liabilities	331.9	318.6
Deferred income taxes	121.5	110.2
Other noncurrent liabilities	20.2	12.8
Total liabilities	2,542.9	1,641.1
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 60,233,293 and 40,373,512 shares issued at June 30, 2026 and December 31, 2025, respectively	0.6	0.4
Capital in excess of par value	976.6	432.6
Retained earnings	699.2	698.8
Treasury stock, at cost - Common stock of 8,342,140 shares at June 30, 2026 and 8,164,148 shares at December 31, 2025	(240.8)	(237.0)
Accumulated other comprehensive loss	(147.2)	(141.7)
Total Ryerson Holding Corporation Stockholders' Equity	1,288.4	753.1
Noncontrolling interest	10.4	10.5
Total Equity	1,298.8	763.6
Total Liabilities and Stockholders' Equity	$3,841.7	$2,404.7

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2026		2025	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2026	2025

Net income (loss) attributable to Ryerson Holding Corporation	$15.5	$4.5	$1.9	$20.0	$(3.7)
Interest and other expense on debt	14.3	11.7	9.8	26.0	19.3
Provision (benefit) for income taxes	6.0	8.2	(8.4)	14.2	(10.0)
Depreciation and amortization expense	31.7	23.4	19.4	55.1	38.6
EBITDA	$67.5	$47.8	$22.7	$115.3	$44.2
Gain on insurance settlement	(0.6)	—	(1.0)	(0.6)	(1.0)
Reorganization	1.4	4.0	5.0	5.4	9.0
Advisory services fees	0.5	6.3	—	6.8	—
Impairment charges on assets	0.5	0.4	1.8	0.9	1.8
Foreign currency transaction (gains) losses	(1.8)	(2.1)	2.7	(3.9)	2.7
Purchase consideration and other transaction costs	16.5	0.5	0.5	17.0	0.9
Other adjustments	—	0.5	0.1	0.5	0.2
Adjusted EBITDA	$84.0	$57.4	$31.8	$141.4	$57.8

Adjusted EBITDA	$84.0	$57.4	$31.8	$141.4	$57.8
LIFO expense	17.0	10.0	13.2	27.0	20.0
Adjusted EBITDA, excluding LIFO expense	$101.0	$67.4	$45.0	$168.4	$77.8

Net sales	$2,006.2	$1,566.5	$1,169.3	$3,572.7	$2,305.0

Adjusted EBITDA, excluding LIFO expense, as a percentage of net sales	5.0%	4.3%	3.8%	4.7%	3.4%

Gross profit	$355.2	$288.8	$209.4	$644.0	$413.8

Gross margin	17.7%	18.4%	17.9%	18.0%	18.0%

Gross profit	$355.2	$288.8	$209.4	$644.0	$413.8
LIFO expense	17.0	10.0	13.2	27.0	20.0
Gross profit, excluding LIFO expense	$372.2	$298.8	$222.6	$671.0	$433.8

Gross margin, excluding LIFO expense	18.6%	19.1%	19.0%	18.8%	18.8%

Gross profit	$355.2	$288.8	$209.4	$644.0	$413.8
LIFO expense	17.0	10.0	13.2	27.0	20.0
Purchase accounting inventory adjustments	15.7	—	—	15.7	—
Gross profit, excluding LIFO expense and purchase accounting inventory adjustments	$387.9	$298.8	$222.6	$686.7	$433.8

Gross margin, excluding LIFO expense and purchase accounting inventory adjustments	19.3%	19.1%	19.0%	19.2%	18.8%

Note: EBITDA represents net income (loss) before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on litigation settlement, reorganization expenses, impairment charges on assets, advisory service fees, foreign currency transaction gains and losses, and purchase consideration and other transaction costs. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income (loss) or cash flows provided by (used in) operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense, which is calculated as gross profit minus LIFO expense, divided by net sales and gross margin, excluding LIFO expense and purchase accounting inventory adjustments, which is calculated as gross profit plus LIFO expense and purchase accounting inventory adjustments divided by net sales. We have excluded LIFO expense and purchase accounting inventory adjustments from gross margin as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do as well as remove the effect of non-cash purchase accounting inventory adjustments. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense, gross margin, excluding LIFO expense, gross margin excluding LIFO expense and purchase accounting inventory adjustments and Adjusted EBITDA, excluding LIFO expense, as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2026		2025	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2026	2025

Net income (loss) attributable to Ryerson Holding Corporation	$15.5	$4.5	$1.9	$20.0	$(3.7)

Gain on insurance settlement	(0.6)	—	(1.0)	(0.6)	(1.0)
Advisory services fees	0.5	6.3	—	6.8	—
Impairment charges on assets	0.5	0.4	1.8	0.9	1.8
Purchase accounting inventory adjustments	15.7	—	—	15.7	—
Provision (benefit) for income taxes	(4.0)	1.9	(0.2)	(2.1)	(0.2)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$27.6	$13.1	$2.5	$40.7	$(3.1)

Adjusted diluted earnings (loss) per share	$0.52	$0.30	$0.08	$0.85	$(0.10)

Shares outstanding - diluted	52.6	43.2	32.4	47.9	32.0

Note: Adjusted net income (loss) and Adjusted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2026		2025	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2026	2025

Net cash provided by (used in) operating activities	$(5.6)	$(152.2)	$6.7	$(157.8)	$(2.4)
Capital expenditures	(16.3)	(12.2)	(9.9)	(28.5)	(17.9)
Proceeds from sales of property, plant, and equipment	4.4	1.1	0.2	5.5	0.3
Free cash flow	$(17.5)	$(163.3)	$(3.0)	$(180.8)	$(20.0)

Market capitalization	$1,277.0	$1,167.3	$694.5	$1,277.0	$694.5

Free cash flow yield	(1.4)%	(14.0)%	(0.4)%	(14.2)%	(2.9)%

Note: Market capitalization is calculated using June 30, 2026, March 31, 2026, and June 30, 2025 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Third Quarter 2026 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions)
	Third Quarter 2026
	Low	High
Net income attributable to Ryerson Holding Corporation	$19	$21

Diluted income per share	$0.37	$0.40

Interest and other expense on debt	14	14
Provision for income taxes	6	8
Depreciation and amortization expense	31	31
EBITDA	$70	$74
Adjustments	-	2
Adjusted EBITDA	$70	$76
LIFO expense	18	16
Adjusted EBITDA, excluding LIFO expense	$88	$92

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.